006 Putnam Vista Fund attachment
7/31/03 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


74U1

Class A	314,253
Class B	133,322
Class C	7,050

74U2

Class M 9,112
Class R   -
Class Y	75,279

74V1

Class A	$7.12
Class B	$6.32
Class C	$6.89

74V2

Class M	$6.69
Class R	$7.12
Class Y	$7.36